Mercury Parent, LLC Consolidated Financial Statements as of December 31, 2019 and 2018, and for the Years Ended December 31, 2019, 2018, and 2017, and Report of Independent Registered Public Accounting Firm

MERCURY PARENT, LLC TABLE OF CONTENTS Page REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM 1 CONSOLIDATED FINANCIAL STATEMENTS: Consolidated Balance Sheets as of December 31, 2019 and 2018 2 Consolidated Statements of Operations for the Years Ended December 31, 2019, 2018, and 2017 3 Consolidated Statements of Changes in Members’ Equity for the Years Ended December 31, 2019, 2018, and 2017 4 Consolidated Statements of Cash Flows for the Years Ended December 31, 2019, 2018, and 2017 5 Notes to Consolidated Financial Statements 6–31

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM To the Members and the Board of Directors of Mercury Parent, LLC Opinion on the Financial Statements We have audited the accompanying consolidated balance sheets of Mercury Parent, LLC and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in members’ equity, and cash flows, for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America. Basis for Opinion These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion. /s/ Deloitte & Touche LLP Phoenix, Arizona February 27, 2020 We have served as the Company’s auditor since 2017.

MERCURY PARENT, LLC CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2019 AND 2018 (Amounts in thousands, except unit and per unit amounts) 2019 2018 ASSETS CURRENT ASSETS: Cash and cash equivalents $ 30,883 $ 23,925 Clinical assessment and other accounts receivable—net of allowance of $1,552 and $2,310, respectively 29,722 32,051 Income taxes receivable - 1,533 Prepaid expenses and other current assets 3,616 4,056 Total current assets 64,221 61,565 PROPERTY AND EQUIPMENT—Net 18,291 21,282 GOODWILL 434,480 448,516 INTANGIBLE ASSETS—Net 177,572 248,429 OTHER LONG-TERM ASSETS 664 1,223 TOTAL ASSETS $ 695,228 $ 781,015 LIABILITIES AND MEMBERS’ EQUITY CURRENT LIABILITIES: Accounts payable $ 4,753 $ 6,334 Accrued liabilities—including related party of $452 and $594, respectively 21,808 18,059 Income taxes payable 159 - Other short-term liabilities 2,667 1,367 Current portion of long-term debt 1,869 1,859 Total current liabilities 31,256 27,619 DEFERRED TAX LIABILITY—Net 31,222 52,391 OTHER LONG-TERM LIABILITIES 4,145 2,886 LONG-TERM DEBT—Net of current portion 316,013 317,882 Total liabilities 382,636 400,778 C OMMITMENTS AND C ONTINGENC IES (Note 11) MEMBERS’ EQUITY: Common A units—353,450,000 and 352,950,000 units authorized, issued, and outstanding, liquidity preference of $1 per unit 286,909 349,628 Common B units—24,158,682 and 24,158,682 units authorized, issued, and outstanding, liquidity preference of $1.267 per unit 25,683 30,609 Series A units—39,066,667 units authorized, 16,846,088 and 14,239,870 units issued and outstanding, participate in dividends and distributions excess of $1 per common unit - - Series B units—18,170,543 units authorized, 8,238,188 and 6,643,152 units issued and outstanding, participate in dividends and distributions in excess of $2 per common unit - - Series C units—14,777,249 units authorized, 6,699,732 and 5,402,563 units issued and outstanding, participate in dividends and distributions in excess of $3 per common unit - - Series D units—15,885,542 units authorized, 7,201,176 and 5,723,950 units issued and outstanding, participate in dividends and distributions in excess of $4 per common unit - - Total members’ equity 312,592 380,237 TOTAL LIABILITIES AND MEMBERS’ EQUITY $ 695,228 $ 781,015 See accompanying notes to consolidated financial statements. - 2 -

MERCURY PARENT, LLC CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2019, 2018, AND 2017 (Amounts in thousands) Year Ended Year Ended Year Ended December 31, December 31, December 31, 2019 2018 2017 NET REVENUES $ 275,391 $ 282,067 $ 227,872 OPERATING EXPENSES: Service expense 228,320 228,326 176,582 General and administrative 4,615 6,807 2,742 Depreciation and amortization 43,666 43,119 33,512 Asset impairment charges 55,056 - - Loss (gain) on disposition of assets 665 (34) 23 Loss contingency 1,872 - - Management fees 2,196 5,035 3,143 Total operating expenses 336,390 283,253 216,002 (LOSS) INCOME FROM OPERATIONS (60,999) (1,186) 11,870 INTEREST EXPENSE—Net and other expense: Interest expense—net and other expense (24,903) (23,417) (14,818) Finance restructuring - (2,525) - Total interest expense—net and other expense (24,903) (25,942) (14,818) LOSS BEFORE TAXES (85,902) (27,128) (2,948) INCOME TAX BENEFIT 16,549 7,166 29,613 NET (LOSS) INCOME FROM OPERATIONS $ (69,353) $ (19,962) $ 26,665 See accompanying notes to consolidated financial statements. - 3 -

MERCURY PARENT, LLC CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2019, 2018, AND 2017 (Amounts in thousands) Total Common A Common B Series A Series B Series C Series D Members’ Units Units Units Units Units Units Equity BALANCE—December 31, 2016 $ 336,291 $ - $ - $ - $ - $ - $ 336,291 Capital contributions 1,350 - - - - - 1,350 Net income 26,665 - - - - - 26,665 Equity-based compensation 2,639 - - - - - 2,639 BALANCE—December 31, 2017 366,945 - - - - - 366,945 Acquisition rollover capital contribution - 30,609 - - - - 30,609 Units repurchased (53) - - - - - (53) Net loss (19,962) - - - - - (19,962) Equity-based compensation 2,698 - - - - - 2,698 BALANCE—December 31, 2018 349,628 30,609 - - - - 380,237 Capital contributions 500 - - - - - 500 Units repurchased (371) (29) - - - - (400) Net loss (64,340) (5,013) - - - - (69,353) Equity-based compensation 1,492 116 - - - - 1,608 BALANCE—December 31, 2019 $ 286,909 $ 25,683 $ - $ - $ - $ - $ 312,592 See accompanying notes to consolidated financial statements. - 4 -

MERCURY PARENT, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018, AND 2017
(Amounts in thousands)

	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:			
Net (loss) income	$(69,353)	$ (19,962)	$ 26,665
Adjustments to reconcile net (loss) income to net cash provided by operating activities:			
Depreciation and amortization	43,666	43,119	33,512
Amortization of debt issuance costs	1,441	1,471	1,535
Restructuring finance fees	-	1,131	-
Change in deferred income taxes	(21,169)	(8,189)	(34,512)
Equity-based compensation	1,608	2,698	2,639
Provision for bad debts	1,304	1,097	(407)
Loss (gain) on disposal of property and equipment	357	(34)	23
Loss on asset impairment	55,056	-	-
Loss on termination of leases	308	-	-
Loss contingency	1,872	-	-
Changes in operating assets and liabilities:			
Clinical assessment and other accounts receivable	1,003	(8,235)	(419)
Prepaid expenses and other current assets	440	766	3,672
Other long-term assets	559	(990)	81
Accounts payable and accrued liabilities	(312)	3,836	(4,702)
Other liabilities	1,355	301	606
Income taxes receivable	1,533	87	(809)
Income taxes payable	159	-	-
Net cash provided by operating activities	19,827	17,096	27,884
CASH FLOWS FROM INVESTING ACTIVITIES:			
Business acquisition—net of cash acquired	-	(156,799)	(3,455)
Proceeds from sale of assets	459	54	-
Purchases of property and equipment	(9,477)	(10,375)	(11,042)
Net cash used in investing activities	(9,018)	(167,120)	(14,497)
CASH FLOWS FROM FINANCING ACTIVITIES:			
Capital contributions	500	30,609	1,350
Payment of financing fees	-	(6,825)	-
Proceeds from term loan	-	330,000	-
Payments on term loan	(3,300)	(194,700)	(4,950)
Payments on capital leases	(651)	(102)	-
Repurchase of members' units	(400)	(53)	-
Return of capital to Providence	-	-	(75)
Net cash (used in) provided by financing activities	(3,851)	158,929	(3,675)
NET INCREASE IN CASH AND CASH EQUIVALENTS	6,958	8,905	9,712
CASH AND CASH EQUIVALENTS—Beginning of the period	23,925	15,020	5,308
CASH AND CASH EQUIVALENTS—End of the period	$ 30,883	$ 23,925	$ 15,020
SUPPLEMENTAL CASH FLOW INFORMATION:			
Cash paid for interest	$ 23,284	$ 21,784	$ 13,147
Cash paid for income taxes	$ 3,179	$ 3,688	$ 5,520
NONCASH INVESTING AND FINANCING TRANSACTIONS:			
Additions to property and equipment financed through capital leases, accounts payable, and accrued expenses	$ 80	$ 1,671	$ 828
Property acquired under capital lease obligations	$ 1,855	$ -	$ -

See accompanying notes to consolidated financial statements.

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MERCURY PARENT, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2019 AND 2018 AND FOR THE YEARS ENDED DECEMBER 31, 2019, 2018, AND 2017 1. ORGANIZATION AND NATURE OF OPERATIONS Nature of Operations—Mercury Parent, LLC (“Mercury Parent” and collectively with its subsidiaries and affiliates, the “Company”) is a Delaware limited liability company formed on October 19, 2016, as a holding company for CCHN Group Holdings, Inc. (the “Group”), CCHN Holdings, LLC (“Holdings”), and Community Care Health Network, LLC and its subsidiaries (CCHN) (collectively, “Matrix”). All financial activity is recorded at the operating company, CCHN consolidated level. Matrix is a national provider of in-home care optimization and care management solutions, including comprehensive health assessments (CHAs), to members of managed care organizations. Matrix also operates a fleet of mobile health clinics, which provides community-based services with advanced diagnostic capabilities and enhanced care options. Through a national network of more than 3,000 clinical practitioners and 36 mobile clinics, Matrix primarily generates revenue from CHAs, which gather health plan members’ information related to health status, social, environmental, and medication risks to help health plans improve the accuracy of such data and optimize care for the health plan member. 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Principles of Consolidation—The consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP) and include the accounts of Mercury Parent, its consolidated and wholly owned subsidiaries, and its affiliates. Affiliated entities operate in states that have statutory requirements regarding legal ownership of operating entities by a licensed medical practitioner. Accordingly, each affiliate entity has a contractual relationship with the Company whereby the Company provides management and other services for these affiliates. The Company has entered into license, service, and redemption agreements with the affiliates and the members of the affiliates. The Company may terminate the license, service, or employment agreement with or without cause upon written notice to the affiliated entity and/or member subject to certain time requirements, generally less than 90 days. Upon termination, the member shall surrender the stock and the status of the physician as a member shall be deemed to have terminated and shall have no further ownership in the Company. The surrender of the stock by the member will be exchanged for a nominal amount as specified in the redemption agreement. As such and in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810-10-05, Consolidation of Entities Controlled by Contract, the affiliated entities are being presented on a consolidated basis as the Company meets the requirements to consolidate, specifically the controlling financial interest provisions. All intercompany accounts and transactions, including those between the Company and its subsidiaries and the affiliated entities, are eliminated in consolidation. - 6 -

Revenue Recognition—For the year ended December 31, 2017, the Company recognized revenue in accordance with ASC 605. For CHAs, revenue was recognized using the proportional performance method in the period in which the services were rendered. For care management services, revenue was recognized in the period in which the services were rendered. All costs associated with the acquisition of new customers or contracts were expensed as incurred. On January 1, 2018, the Company adopted Accounting Standards Update (ASU) No. 2014- 09, Revenue from Contracts with Customers (Topic 606), using the modified retrospective method. The adoption did not result in any change to revenue recognition for any of its revenue streams. To conform to Topic 606, the Company modified its revenue recognition policy as described below. The Company’s revenue is generated primarily from the performance of CHAs (see Note 1) and, to a lesser extent, other services related to gathering, monitoring, and assessing information related to health plan members’ health and health care activities. All revenue activities other than the conduct of CHAs are deemed to be immaterial. CHAs are performed subject to customer contracts and are conducted either at a health plan members’ home, a skilled nursing facility, or at a mobile clinic. These three delivery mechanisms are subject to different economic factors (e.g., the efficiency associated with conducting CHAs for multiple health plan members) and different average revenues and fulfillment costs. Revenues are recognized over time and are disaggregated as follows (in millions): Years Ended December 31, 2019 2018 Visit revenue (home assessments, mobile assessments, home quality visits, and mobile quality visits) $272.9 $277.0 Care management revenue 0.4 1.0 Other revenue 2.1 4.0 $275.4 $ 282.0 The performance obligation identified in the CHA-related customer contracts is the performance of a completed assessment as part of a series. The Company recognizes revenues for the completion of CHAs over time using cost-based input methods, in which significant judgment is required to evaluate assumptions including the amount of net contract revenues and the total estimated costs to determine the Company’s progress toward contract completion and to calculate the corresponding amount of revenue to recognize. The Company believes that this method provides a realistic depiction of the transfer of services to the customer. Payment is typically due from the customer upon delivery of the CHA results. As billing occurs after performance obligations have been satisfied, there are no contract liability balances, and contract asset balances arise from accounts receivable and revenue recognized in advance of billing. Such amounts are reflected as clinical assessment and other accounts receivable—net in the accompanying consolidated balance sheet. - 7 -

Some customer contracts provide for variable service-level agreement bonuses and/or rebates that are tied to certain performance criteria and are settled at the end of the contract period. Because such amounts are immaterial and are not estimable, such amounts are constrained at the onset of the contract until such time that payment becomes probable. Probability of payment is based on, among other factors, the Company’s historical experience. The aggregate amount of the transaction price allocated to performance obligations that are partially unsatisfied at December 31, 2019, relates to CHAs that are in process at year- end. The aggregate amount of revenue yet to be billed for in-process CHAs was immaterial at December 31, 2019 and 2018 and is expected to be billed within one to two months after year-end. Costs to obtain a contract consist of commissions and are recognized as the related revenues are recognized over the term of the related contract. Such amounts are immaterial. Prior to the adoption of ASU No. 2014-09, revenue was recognized using the proportional performance method in the period in which the services are rendered. All costs associated with the acquisition of new customers or contracts were expensed as incurred. Concentration of Credit Risk—For the years ended December 31, 2019, 2018, and 2017, two health plans made up approximately 57%, 53%, and 58% of net revenues, respectively. Accounts receivable from these two health plans at December 31, 2019 and 2018, were approximately 39% and 13%, respectively, of total accounts receivable. Use of Estimates—The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual events and results could materially differ from those assumptions and estimates. The most significant assumptions and estimates underlying these consolidated financial statements and the accompanying notes involve the recognition of revenues and receivables, allowances for contractual discounts and uncollectible accounts, impairment of long-lived assets, accounting for income taxes, insurance reserves, fair value estimates, and share-based payments. Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are maintained at financial institutions, and at times, balances may exceed federally insured limits. At December 31, 2019 and 2018, the Company has $30.1 million and $23.2 million, respectively, of interest-bearing and non-interest-bearing cash balances with three financial institutions that exceed federally insured limits. Accounts Receivable and Sales Allowance—The Company records accounts receivable amounts at the contractual amount, less an allowance for unbillable assessments. The Company maintains an allowance at an amount it estimates to be sufficient to cover the risk that an assessment will not be able to be billed and collected. The Company regularly evaluates its accounts receivable and reassesses its sales allowance based on updated information. - 8 -

Sales allowance consists of the following (in millions): Balance at January 1, 2017 $ 953 Provisions 173 Write-offs (389) Balance at December 31, 2017 $ 737 Balance at January 1, 2018 $ 737 Provisions 2,017 Write-offs (444) Balance at December 31, 2018 $ 2,310 Balance at January 1, 2019 $ 2,310 Provisions 1,304 Write-offs (2,062) Balance at December 31, 2019 $ 1,552 Property and Equipment—Property and equipment are recorded at cost, less accumulated depreciation, and are depreciated using the straight-line method over the following estimated useful lives of the related assets: Computer applications 3 years Computer equipment 3 years Office equipment 5 years Furniture and fixtures 5 years Leasehold improvements Shorter of lease term or 5 years Vehicles and accessories Shorter of lease term or 6 years Medic al equipment 5 years Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized. For items that are disposed, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the consolidated statements of operations. In accordance with ASC 360-10-35, Impairment or Disposal of Long-Lived Assets, the Company evaluates the carrying amount of its long-lived assets whenever changes in circumstances or events indicate that the value of such assets may not be fully recoverable. Long-lived assets include, for example, property and equipment and identifiable intangible assets. An impairment loss is recorded when the sum of the undiscounted future cash flows is less than the carrying amount of the asset and is measured as the amount by which the carrying amount of the asset exceeds its fair value. As a result of the process described above, the Company recorded a fixed asset impairment charge of $2.4 million for the year ended December 31, 2019. This amount is included in “Asset impairment charges” in the consolidated statements of operations. See Note 4. No fixed asset impairment charges were recorded for the years ended December 31, 2018 and 2017. - 9 -

Software Development Costs—The Company capitalizes certain development costs incurred in connection with its internal-use software in accordance with ASC 350-40, Internal-Use Software. The costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. Internal-use software is included as a component of property and equipment, and amortization begins when the computer software is ready for its intended use. Internal-use software is amortized on a straight-line basis over the estimated useful lives of the related software applications, which are generally three years. For the years ended December 31, 2019 and 2018, $7.2 million, and $9.0 million, respectively, were capitalized as internally developed software, which is a component of computer software included in property and equipment. Goodwill—Goodwill represents the excess of the purchase price over the fair value of tangible net assets of acquired businesses after amounts are allocated to other intangible assets. In accordance with ASC 350-20, Intangibles—Goodwill and Other, the Company evaluates goodwill for impairment on an annual basis as of the first day of the fourth quarter of each calendar year-end and on an interim basis should events and circumstances warrant. To test for impairment, the Company first performs a qualitative assessment of relevant circumstances and events to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill. If this qualitative assessment indicates it is more likely than not the estimated fair value of a reporting unit exceeds its carrying value, no further analysis is required and goodwill is not impaired. Otherwise, the Company performs a quantitative goodwill impairment test to determine if goodwill is impaired. The quantitative test compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds the carrying value of the net assets associated with that unit, goodwill is not considered impaired. If the carrying value of the net assets associated with the reporting unit exceeds the fair value of the reporting unit, goodwill is considered impaired and will be determined as the amount by which the reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. Determining the fair value of the Company’s reporting units is subjective in nature and involves the use of significant estimates and assumptions, including projected net cash flows, discount, and long-term growth rates. The Company determines the fair value of its reporting units based on an income approach, whereby the fair value of the reporting unit is derived from the present value of estimated future cash flows. The assumptions about estimated cash flows include factors such as future revenue, gross profit, operating expenses, and industry trends. The Company considers historical rates and current market conditions when determining the discount and long-term growth rates to use in its analysis. The Company considers other valuation methods, such as the cost approach or market approach, if it is determined that these methods provide a more representative approximation of fair value. Changes in these estimates based on evolving economic conditions or business strategies could result in material impairment charges in future periods. The Company bases its fair value estimates on assumptions it believes to be reasonable. Actual results may differ from those estimates. - 10 -

As a result of the process described above, the Company recorded a goodwill impairment charge of $14.1 million for the year ended December 31, 2019. This amount is included in “Asset impairment charges” in the consolidated statements of operations. See Note 4. No goodwill impairment charges were recorded for the years ended December 31, 2018 and 2017. Other Intangible Assets—Other intangible assets consist of customer relationships, trade names and trademarks, and developed technologies acquired in business combination transactions. Intangible assets (excluding indefinite-lived assets) are amortized over their estimated useful lives using the straight-line method. In accordance with ASC 360-10-35, Impairment or Disposal of Long-Lived Assets, the Company evaluates the carrying amount of its long-lived assets whenever changes in circumstances or events indicate that the value of such assets may not be fully recoverable. Long-lived assets include, for example, property and equipment and identifiable intangible assets. An impairment loss is recorded when the sum of the undiscounted future cash flows is less than the carrying amount of the asset and is measured as the amount by which the carrying amount of the asset exceeds its fair value. As a result of the process described above, the Company recorded a long-lived intangible asset impairment charge of $38.6 million for the year ended December 31, 2019. This amount is included in “Asset impairment charges” in the consolidated statements of operations. See Note 4. No intangible asset impairment charges were recorded for the years ended December 31, 2018 and 2017. Fair Value Measurements—The Company applies fair value accounting for assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring or nonrecurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The accounting framework for determining fair value includes a hierarchy for ranking the quality and reliability of the information used to measure fair value, which enables the reader of the consolidated financial statements to assess the inputs used to develop those measurements. The fair value hierarchy consists of three tiers as follows: Level 1, defined as quoted market prices in active markets for identical assets or liabilities; Level 2, defined as inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, model-based valuation techniques for which all significant assumptions are observable in the market, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and Level 3, defined as unobservable inputs that are not corroborated by market data. The Company applies Level 2 inputs to measure stock-based compensation using the grant date fair value of Series A-D unit awards. The Company also applied Level 3 inputs to measure the fair value of long-lived assets that were impaired for the year ended December 31, 2019. See Note 4. The fair values of cash, accounts receivable, trade accounts payable, capital expenditures payable, and certain other current assets and accrued expenses approximate carrying values because of their short-term nature. Our assets and liabilities recorded at fair value on a recurring basis include cash equivalent money market funds. The carrying value of long-term debt (see Note 8) includes an amount recorded as debt discount that reduces - 11 -

the unpaid principal balance of the debt to an amount that approximated fair value at December 31, 2019 and 2018. Interest on such debt is based on variable rates, which approximate borrowing rates currently available to the Company for long-term borrowings with similar terms and variable interest rates. This estimate may not be indicative of the amounts that the Company could realize in a current market exchange. Cash equivalent money market funds (Level 1) were $18.3 million and $6.1 million as of December 31, 2019 and 2018, respectively. Operating Leases—The Company has certain operating leases for its vehicle fleet and its administrative facilities and office equipment in Arizona, Massachusetts, and Florida. Leases that do not transfer substantially all benefits and risks of ownership to the Company or meet any of the other criteria for capitalization are classified as operating leases. These lease payments are recognized as an expense on a straight-line basis over the lease term. Debt Issuance Costs—Debt issuance costs are deferred and amortized to interest expense using the effective interest method over the term of the related debt. For the years ended December 31, 2019, 2018, and 2017, the Company recognized interest expense of $1.4 million, $1.5 million, and $1.5 million, respectively, from the amortization of debt issuance costs. Unamortized debt issuance costs are a reduction of current and long-term debt. Defined Contribution Plans—The Company maintains defined contribution plans (the “Plans”) for the benefit of eligible employees under the provision of Section 401(k) of the U.S. Internal Revenue Code (IRC). The Company provides matching contributions that vest over three years. Unvested matching contributions are forfeitable upon employee termination. Employee contributions are fully vested and nonforfeitable. The assets of the Plans are held separately from those of the Company and are independently managed and administered. The Company’s contributions to the Plans were $1.2 million, $1.2 million, and $1.1 million for the years ended December 31, 2019, 2018, and 2017, respectively. Income Taxes—The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in its consolidated financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law or rates. While Mercury Parent is a pass-through entity, affiliates and subsidiaries in these consolidated financial statements are taxable entities, giving rise to the tax provisions contained in these consolidated financial statements. The Company reviews its filing positions for all open tax years in all U.S. federal and state jurisdictions where it is required to file for uncertain tax positions. The Company recognizes a liability for each uncertain tax position at the amount estimated to be required to settle the issue. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company recognized expense of $0.2 million, $0.2 million, and $0.3 million, during the years ended December 31, 2019, 2018, and 2017 respectively, related to uncertain tax positions. - 12 -

Equity-Based Compensation—The Company accounts for equity-based compensation in accordance with ASC 718, Compensation-Stock Compensation. In accordance with ASC 718, equity-based compensation cost is measured at the grant date based on the fair value of the award and the Company accounts for forfeitures as they occur. The Company uses an option-pricing model to determine the fair value of stock-based awards. The assumptions for expected terms were determined using the simplified method outlined in Staff Accounting Bulletin No. 110, as the Company does not have sufficient historical evidence for determining expected terms. The risk-free interest rate is based on the U.S. Treasury rates at the grant date with maturity dates approximately equal to the expected term at the grant date. The historical volatility of a representative group of peer companies’ stock is used as the basis for the volatility assumption. Related-Party Transactions Management Fees—In 2016, the Company entered into a management services agreement with an affiliate of its majority member. As part of the agreement, the Company is also obligated to pay to its members an ongoing management fee that equals a combined 4% of consolidated EBITDA, as such term is defined in the agreement, to be distributed based upon each member’s relative share of ownership. The Company recognized management fee expense of $2.2 million, $5.0 million, and $3.1 million for the years ended December 31, 2019, 2018, and 2017, respectively. Included in the management fee expense for the year ended December 31, 2018, are transaction fees of $2.4 million paid to related parties for the HealthFair acquisition. Additionally, the Company incurred $0.6 million in consulting fees and related expenses for the CEO for the year ended December 31, 2019 and $0.8M in 2017 related to taxes paid by its minority member on the Company’s behalf. Leases—The Company leases one of its properties from the former owner of HealthFair. For the years ended December 31, 2019, and 2018, the Company paid $0.3 million and $0.3 million, respectively, in rent and taxes related to this property. This lease agreement was terminated as of December 31, 2019. Deposits—For the year ended December 31, 2018, the Company repaid $1 million to the former owner of HealthFair for a bus deposit that the former owner funded prior to the acquisition of HealthFair. Recent Accounting Pronouncements—In May 2014, the FASB issued ASU No. 2014-09. The core principle of ASU No. 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delayed the effective date of ASU No. 2014-09 by one year. In 2016 and 2017, the FASB issued ASUs that amended several aspects of ASU No. 2014-09. ASU No. 2014-09, as amended, is effective for the Company beginning January 1, 2019, and allows for full retrospective or modified retrospective methods of adoption. The Company elected to adopt ASU No. 2014-09 early as of January 1, 2018, under the modified retrospective method. This adoption did not result in any change to revenue recognition for any of its revenue streams. In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). ASU No. 2016- 02 will require lessees to recognize on the balance sheet the assets and liabilities for the - 13 -

rights and obligations created by those leases. Under ASU No. 2016-02, a lessee will be required to recognize assets and liabilities for leases with terms of more than 12 months. Lessor accounting remains substantially similar to current GAAP. In addition, disclosures of leasing activities are to be expanded to include qualitative along with specific quantitative information. ASU No. 2016-02 will be effective beginning January 1, 2021 (with early adoption permitted). The Company elected to adopt the standard beginning January 1, 2020 using the optional transition method prescribed by ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, whereby the Company will recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Under ASU 2016-02, the Company will recognize a right-of-use asset and a right-of-use liability for leases classified as operating leases in the consolidated balance sheet. The Company has applied the package of practical expedients when scoping and identifying leases and elected not to reassess the following: (i) whether any expired or existing contracts are or contain leases; (ii) the lease classification for any expired or existing leases; and (iii) initial direct costs for any existing leases. The Company does not expect the adoption of the standard to have a material impact on the accounting for finance (capital) leases. As of January 1, 2020, the Company expects to recognize a right-of-use liability for its operating leases of approximately $22.3 million classified as other accrued liabilities and other long-term liabilities and a corresponding right-of-use asset of approximately $20.9 million as other long-term assets in its consolidated balance sheet. The difference of $1.4 million reflects a reduction to the right-of-use asset for existing deferred rent balances, which will be reversed upon adoption of the new standard. The Company does not expect to recognize a material cumulative effect adjustment to retained earnings as of January 1, 2020 and does not expect the adoption of the standard to have a material impact on the consolidated statement of operations or consolidated statement of cash flows. The Company assessed the disclosure requirements under ASU 2016-02, and anticipates disclosing additional information, as necessary, to comply with the standard. In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU No. 2016-15 provides guidance on how certain cash receipts and cash payments are to be presented and classified in the statement of cash flows. The Company adopted ASU No. 2016-15 on January 1, 2019. The adoption of this standard did not affect the Company’s consolidated financial statements. In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. ASU No. 2016-18 requires that a statement of cash flows explains the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown in the statement of cash flows. The Company adopted ASU No. 2016-18 on January 1, 2019 applying a retrospective transition method to each period presented. As the Company does not have restricted cash, the adoption of this standard did not affect the Company’s consolidated financial statements. In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU No. 2017-04 simplifies the - 14 -

accounting for goodwill impairment. The guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. All other goodwill impairment guidance will remain largely unchanged. The amendment is effective for calendar year- end 2021, and early adoption is permitted. The Company early adopted ASU No. 2017- 04 during 2018. The adoption of this standard did not affect the Company’s consolidated financial statements for the year ended December 31, 2018. Subsequent Events—The Company has evaluated all subsequent events that occurred after the consolidated balance sheet date through February 27, 2020, which represents the date the consolidated financial statements were available to be issued. The Company is not aware of any significant events that have not been disclosed herein that will have an impact on these consolidated financial statements. 3. ACQUISITIONS HealthFair—On February 16, 2018, the Company acquired 100% of the equity interests of DPN USA, LLC (“HealthFair” or the “HF Membership Interests”). HealthFair is a health and wellness company whose primary service offering consists of utilizing mobile clinics to conduct CHAs. Pursuant to the HF Membership Interest purchase agreement governing the transaction, the Company acquired all the assets and liabilities of HealthFair for an aggregate purchase price of $155.3 million, consisting of cash consideration of $124.7 million (inclusive of working capital adjustments) and the issuance of 24.2 million of the Company’s Series B units with a fair value of $30.6 million. The Company has accounted for this transaction as a purchase under ASC 805, Business Combinations. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their respective preliminary fair values at the date of the acquisition. The excess of the purchase price over the fair value of the net assets acquired was recorded as goodwill. The Company may adjust the preliminary purchase price allocation, as necessary, for up to one year after the acquisition closing date if it obtains more information regarding asset valuations and liabilities assumed. The goodwill of $95.2 million resulting from this transaction is attributable to the synergies gained with the Company’s existing business. Goodwill also includes an identified assembled workforce with an associated value of $3.3 million, which does not qualify for separate acquired asset recognition in a business combination. The goodwill recognized is expected to be partially deductible for tax purposes. The Company has determined that it will maintain one core reporting unit. - 15 -

The following table summarizes the final allocation of the total purchase consideration at the date of the acquisition based on current estimates of the fair value of assets acquired and liabilities assumed: Cash and cash equivalents $ 0.9 Accounts receivable 7.1 Prepaid expenses and other current assets 1.7 Property and equipment 2.0 Intangible assets 55.0 Goodwill 95.2 Ac c rued liabilities (2.0) Other short-term liabilities (1.9) Deferred tax liability (2.7) $155.3 Intangible assets in the table above include customer relationships of $53.5 million, developed technology of $1.4 million, and trademarks and trade names of $0.1 million that will be amortized over their useful lives of 10 years, 1.5 years, and 1 year, respectively. See Note 4 regarding impairment charges related to the HealthFair acquisition. LP Health—On November 30, 2017, the Company acquired 100% of the equity interests of LP Health Services, LLC and LP Health Network LLC (collectively, “LP Health” or the “LP Membership Interests”). Immediately prior to the transaction, the assets and liabilities related to the LP Membership Interests were owned by Munich Atlanta Financial Corporation and were contributed into the LP Membership Interests for the purpose of carving out the specific assets and liabilities to be sold. LP Health is a leading provider of quality and wellness visits on behalf of primarily Medicaid/Duals managed care plans via a national network of providers. Pursuant to the LP Membership Interest purchase agreement governing the transaction, the Company acquired all the assets and liabilities of LP Health for an aggregate purchase price of $3.6 million of cash consideration after working capital adjustments and transaction expenses. The Company has accounted for this transaction as a purchase under ASC 805. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their respective preliminary fair values at the date of the acquisition due to the proximity of the acquisition to the end of the year. The excess of the purchase price over the fair value of the net assets acquired was recorded as goodwill. The Company may adjust the preliminary purchase price allocation, as necessary, for up to one year after the acquisition closing date if it obtains more information regarding asset valuations and liabilities assumed. The goodwill of $0.3 million resulting from this transaction is attributable to the synergies gained with the Company’s existing business. Goodwill also includes an identified assembled workforce with an associated value of $0.3 million, which does not qualify for separate acquired asset recognition in a business combination. Adjustments to goodwill in 2018 of $0.6 million are the result of an intangible asset valuation adjustment and net working capital adjustments. The goodwill recognized is expected to be deductible for tax purposes. The Company has determined that it will maintain one core reporting unit. - 16 -

The following table summarizes the allocation of the total purchase consideration at the date of the acquisition based on current estimates of the fair value of assets acquired and liabilities assumed:

Cash and cash equivalents	$ 0.3
Accounts receivable	1.2
Prepaid expenses and other current assets	0.2
Intangible assets	2.2
Goodwill	0.3
Accrued liabilities	(0.5)
Other short-term liabilities	(0.1)
	$ 3.6

Intangible assets in the table above consist of customer relationships of $1.6 million, developed technology of $0.6 million, and trademarks and trade names of $20 thousand that will be amortized over their useful lives of 10 years, 1 year, and 1 year, respectively. As part of a measurement period adjustment, the useful life for customer relationships changed from 8 to 10 years.

Due to the operating performance and long-term prospects of the LP business, the Company decided in the fourth quarter of 2019 to exit this business. All business activities will be terminated as of June 30, 2020. See Note 4 regarding impairment charges related to the LP Health acquisition.

4. IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews the carrying value of long-lived assets when indicators of potential impairment exist. Such indicators include, but are not limited to, significant underperformance relative to expected, historical or projected future operating results; significant negative industry or economic trends; and significant changes in laws and regulations. Given the continued underperformance and overcapacity of the Company's HealthFair business, management determined impairment indicators were present as of October 1, 2019. As such, the Company performed an impairment analysis and recoverability test during the fourth quarter of 2019, which ultimately concluded the long-lived assets of the HealthFair business were impaired.

For the year ended December 31, 2019, the Company recorded total asset impairment charges related to the HealthFair and LP businesses of $55.1 million. The following table sets forth the carrying values and impairment charges of the affected assets as of the impairment date of October 1, 2019:

	Carrying Value	Impairment
Customer relationships (HealthFair)	$ 44.8	$ (37.3)
Customer relationships (LP)	1.3	(1.3)
Vehicles (HealthFair)	3.2	(1.0)
Other PP&E (HealthFair)	1.7	(1.4)
Goodwill	95.3	(14.1)
Total	$ 146.3	$ (55.1)

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The Company determined the HealthFair business is the lowest level of separately identifiable cash flows and constitutes the asset group to be tested for impairment. The goodwill impairment was calculated at the reporting unit level for the consolidated entity. Based on recent sales transactions, the Company estimated the fair value of the vehicles to be approximately $2.1 million. The Company wrote the vehicles down to the estimated fair value and then allocated the remaining impairment among the long-lived assets of the group. The depreciable life of the remaining HealthFair customer list was also reduced to seven years during the fourth quarter of 2019.

5. PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2019 and 2018, consist of the following (in millions):

	December 31, 2019	December 31, 2018
Computer equipment	$ 5.3	$ 5.8
Computer software	32.5	25.6
Furniture and fixtures	0.6	0.9
Office equipment	0.1	-
Leasehold improvements	0.8	0.6
Medical equipment	0.4	0.7
Vehicles	2.6	1.9
Work in process	1.8	1.6
	44.1	37.1
Accumulated depreciation	(25.8)	(15.8)
Property and equipment—net	$ 18.3	$ 21.3

Depreciation expense on property and equipment was $11.3 million, $9.6 million, and $6.2 million for the years ended December 31, 2019, 2018, and 2017, respectively. The Company recorded an impairment charge of $2.5 million to vehicles and other property, plant and equipment for the year ended December 31, 2019. See Note 4.

6. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill of $434.4 million consists of $353.0 million attributable to the change of control transaction that occurred on October 19, 2016, $0.3 million attributable to the acquisition of LP Health that occurred on November 30, 2017, and $81.2 million associated with acquisition of HealthFair that occurred on February 16, 2018 (each of which are inclusive of measurement period adjustments and impairment. See Note 3. The Company recorded a goodwill impairment charge of $14.1 million for the year ended December 31, 2019. There were no goodwill impairment charges recognized for the years ended December 31, 2018 and 2017.

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Goodwill consists of the following (in millions): Balance at December 31, 2016 $ 351.4 Impairment losses - Measurement period adjustments 1.6 Acquisition 0.9 Balance at December 31, 2017 $ 353.9 Impairment losses - Measurement period adjustments (0.6) Acquisition 95.2 Balance at December 31, 2018 448.5 Impairment losses (14.1) Balance at December 31, 2019 $ 434.4 Goodwill Gross balance at December 31, 2019 448.5 Accumulated impairment losses (14.1) Net Goodwill balance at December 31, 2019 $ 434.4 Other intangible assets—net consist of the following (in millions): As of December 31, 2019 Gross Carrying Accumulated Net Carrying Amount Amortization Impairment Value Custo mer relatio nships $ 190.6 $ (22.5) $ (38.6) $ 129.5 Developed technologies 26.4 (9.8) - 16.6 Trade names and trademarks 31.4 - - 31.4 $ 248.4 $ (32.3) $ (38.6) $ 177.5 As of December 31, 2018 Gross Carrying Accumulated Net Carrying Amount Amortization Value Customer relationships $ 235.1 $ (44.5) $ 190.6 Developed technologies 48.2 (21.8) 26.4 Trade names and trademarks 31.4 - 31.4 $ 314.7 $ (66.3) $ 248.4 At December 31, 2019, the remaining net book value of customer relationships and developed technologies is expected to be amortized over a weighted-average period of 6.7 years and 1.8 years, respectively. Trade names and trademarks are indefinite-lived intangible assets and are not subject to amortization, except for trade names and - 19 -

trademarks acquired through the HealthFair and LP Health acquisitions, which are amortized over a useful life of one year.

Other intangible assets are amortized using the straight-line method over the following useful lives:

	Useful Life
Customer relationships	7 to 10 years
Developed technologies	1 to 5 years

The Company recognized amortization expense related to other intangible assets of $32.3 million, $33.5 million, and $27.3 million for the years ended December 31, 2019, 2018, and 2017, respectively.

Estimated future amortization expense of the other intangible assets with finite lives is as follows for each of the fiscal years ending December 31 (in millions):

2020	$ 28.7
2021	26.8
2022	19.4
2023	19.4
2024	19.4
Thereafter	32.4
Total	$ 146.1

7. ACCRUED LIABILITIES

Accrued liabilities consist of the following (in millions):

	December 31, 2019	December 31, 2018
Salaries, payroll taxes, and benefits	$ 7.4	$ 5.8
Accrued bonuses	4.2	2.5
Other accruals	10.2	9.8
Total accrued liabilities	$ 21.8	$ 18.1

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8. LONG-TERM DEBT

Long-term debt consists of the following (in millions):

	December 31, 2019	December 31, 2018
Term loan	$325.1	$328.4
Unamortized debt issuance costs	(7.2)	(8.6)
Total term loan	317.9	319.8
Less current portion of long-term debt	1.9	1.9
Long-term debt—net of current portion	$316.0	$317.9

In 2018, the Company conducted a refinancing of its existing term and line of credit facilities, with its existing lenders. The revised credit facility agreement is with two national banks and provides for an initial term loan facility in the amount of $330 million and a revolving credit line of $20 million. The term loan bears interest at a rate of London InterBank Offered Rate (LIBOR) plus 4.75% (6.45% at December 31, 2019). Principal and interest payments are due and payable quarterly through the maturity date of February 16, 2025. The Company incurred debt issuance costs of $5.4 million, which have been recorded as a direct reduction to the carrying value of the loan and will be amortized over the life of the loan. The Company analyzed the terms of this refinancing and determined that it constitutes a modification under the guidance of ASC 470, *Debt*. Under this guidance, the existing unamortized debt issuance costs of $4.5 million associated with the continuing lender are being amortized over the life of the new credit facilities and $1.1 million associated with the lender that was replaced were expensed. As a result of the modification, the Company recorded $2.5 million in finance restructuring charges of which $1.4 million related to debt issuance costs paid to third parties and $1.1 million related to write-offs of existing term facilities' debt issuance costs.

Total amortization of debt issuance costs was $1.4 million, $1.5 million, and $1.5 million for the years ended December 31, 2019, 2018, and 2017, respectively. As of December 31, 2019 and 2018, unamortized debt issuance costs were $7.2 million and $8.6 million, respectively. The revolving credit line has a variable interest rate that adjusts to the Company's secured net leverage ratio. The interest rate of the revolving credit line is LIBOR plus 4.75%. The unused portion of the revolving credit line is subject to a commitment fee rate up to 0.5%. Commitment fees incurred on the revolving credit line were $101 thousand, $88 thousand, and $37 thousand for the years ended December 31, 2019, 2018, and 2017, respectively.

The Company was in compliance with debt covenants as of December 31, 2019 and 2018.

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Annual maturities of long-term debt are as follows for the years ending December 31 (in millions): 2020 $ 3.3 2021 3.3 2022 3.3 2023 3.3 2024 3.3 Thereafter 308.6 Total $ 325.1 9. INCOME TAXES The components of the Company’s income tax provision are as follows (in millions): Year Ended Year Ended Year Ended December 31, December 31, December 31, 2019 2018 2017 Current: Federal $ 3.3 $ 2.6 $ 4.2 State—net of state tax credits 1.3 1.1 0.7 Total current 4.6 3.7 4.9 Deferred: Federal (16.8) (7.2) (29.0) State (4.3) (3.7) (5.5) Total deferred (21.1) (10.9) (34.5) Total income tax benefit $ (16.5) $ (7.2) $ (29.6) - 22 -

A reconciliation of the provision for income taxes with the expected provision for income taxes computed by applying the federal statutory income tax rate of 21% in 2019 and 2018 and 35% for 2017 to the net loss before provision for income taxes is as follows (in millions): Year Ended Year Ended Year Ended December 31, December 31, December 31, 2019 2018 2017 Federal income tax at statutory rate $ (18.0) $ (5.7) $ (0.9) State income tax benefit—net of federal income tax effect (4.7) (1.4) - Change in blended rate 1.0 (1.3) (29.2) Research and development tax credits (1.4) (1.1) (1.1) Go o dwill impairment 3.7 - - Non-deductible expenses 0.2 0.1 0.1 Change in uncertain tax positions 0.2 0.2 0.3 Change in valuation allowance 1.6 0.7 0.6 Mercury Parent, LLC equity compensation 0.4 0.5 0.8 Other—net 0.5 0.8 (0.2) To tal inco me tax benefit $ (16.5) $ (7.2) $ (29.6) - 23 -

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred income taxes are as follows (in millions): December 31, December 31, 2019 2018 Deferred tax assets: Accrued incentive compensation $ 1.1 $ 0.6 Other reserves and accruals 2.7 1.6 Loss carryforwards 1.9 1.0 Credit carryforwards 4.7 3.1 Interest limitation 7.4 4.4 Total deferred tax assets 17.8 10.7 Deferred tax liabilities: Goodwill—tax amortization (1.9) (0.7) Intangible assets (36.1) (53.3) Fixed assets (3.9) (4.4) Deferred financing costs (0.5) (0.6) Total deferred tax liabilities (42.4) (59.0) Valuation allowance (6.6) (4.1) Net deferred tax liabilities $ (31.2) $ (52.4) At December 31, 2019, the Company has Arizona and California state research and development tax credits of $6.0 million available to offset future income taxes, if any, for those jurisdictions. The Arizona research and development tax credits will begin to expire in 2026. The California research and development tax credits may be carried forward indefinitely. Deferred tax assets arise primarily because expenses have been recorded in historical financial statement periods that will not become taxable for income taxes until future years. The Company records valuation allowances to reduce the book value of the deferred tax assets to amounts that are estimated on a more likely than not basis to be realized. The valuation allowance of $6.6 million and $4.1 million at December 31, 2019 and 2018, respectively, relates to separate legal entities that operate at breakeven for tax purposes, state research and development credits, and state net operating losses. The Company has gross federal and state net operating loss carryforwards of $6.5 million and $9.3 million, respectively, at December 31, 2019. Federal net operating loss carryforwards will begin to expire in 2026 while the state net operating losses will begin to expire in 2022. The Company has a gross interest limitation carryforward of $29.2 million under Section 163(j) for federal tax purposes at December 31, 2019. The Section 163(j) interest may be carried forward indefinitely. - 24 -

Under IRC Section 382 ("Section 382"), the annual utilization of the Company's federal net operating loss carryforwards, state research and developmental credits, and federal IRC Section 163(j) interest expense carryforward may be limited. The Company has determined that the annual limitation did not affect net operating loss, research and development, or interest expense utilization in 2019.

The Company is currently under audit in Minnesota for CCHN Group Holdings, Inc. and Regional Physician Services of Minnesota, P.C. The Company does not expect the audits to have a material adverse effect on the consolidated financial position, results of operations, or cash flows.

With exceptions due to the generation and utilization of net operating losses or credits, as of December 31, 2019, the CCHN Group Holdings, Inc. and subsidiaries and the affiliated entities are no longer subject to federal or state examinations by taxing authorities for tax years before 2016 and 2015, respectively.

The Company expects no material amount of the unrecognized tax benefits to be recognized during the next 12 months. The Company's policy is to recognize interest and penalties accrued on unrecognized tax benefits as a component of income tax expense. The Company has accrued interest and penalties of $98 thousand. A reconciliation of the liability for unrecognized income tax benefits is as follows:

	December 31, 2019	**December 31, 2018**
Unrecognized tax benefits—beginning of year	$ 1.5	$ 1.1
Increase related to prior-year tax positions	-	0.1
Increase related to current-year tax positions	0.3	0.3
Unrecognized tax benefits—end of year	$ 1.8	$ 1.5

10. MEMBERS' EQUITY

Capital Structure—At December 31, 2019, Mercury Parent had an authorized capital structure consisting of the following units:

- Common A units—353.5 million units authorized and outstanding, voting rights, liquidation preference of $1 per unit
- Common B units—24.2 million units authorized and outstanding, voting rights, liquidation preference of $1.267 per unit
- Series A units—39.1 million units authorized, no voting rights, participation in distributions in excess of $1 per common unit
- Series B units—18.2 million units authorized, no voting rights, participation in distributions in excess of $2 per common unit
- Series C units—14.8 million units authorized, no voting rights, participation in distributions in excess of $3 per common unit
- Series D units—15.9 million units authorized, no voting rights, participation in distributions in excess of $4 per common unit

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For the year ended December 31, 2019, the Company issued an aggregate of 0.5 million Common A units to its members in exchange for proceeds of $0.5 million. In October 2019, the Company repurchased 3.8 million Series A units, 1.8 million Series B units, 1.4 million Series C units and 1.6 million Series D units for an aggregate cost of $0.4 million. For the year ended December 31, 2018, the Company issued an aggregate of 24.2 million of the Company’s Common B units with a fair value of $30.6 million as partial consideration for the acquisition of HealthFair. See Note 3 for further description of the transaction. For the year ended December 31, 2017, the Company issued an aggregate of 1.4 million common A units to its members in exchange for proceeds of $1.4 million. Equity-Based Compensation—On October 19, 2016, the Company’s board of directors adopted a Value Unit Plan (the “Plan”) for certain executives within the Company. The Plan provides for awarding of up to 39.1 million Series A units, 18.2 million Series B units, 14.8 million Series C units, and 15.9 million Series D units, with each series of units being nonvoting and vesting at a rate of 25% after the first-year anniversary of the date of grant and 1/36 of the remaining to be vested in each successive month following the first-year anniversary. Each of the units shall participate in distributions provided that minimum value thresholds are met as defined in the Plan. At December 31, 2019, there were 12.2 million of Series A units, 3.5 million of Series B units, 2.9 million of Series C units, and 3.1 million of Series D units available for issuance under the Plan. The fair value of each Plan unit was established at the date of award based on an option- pricing model using the following assumptions: Years Ended December 31, 2019 2018 Risk-free interest rate 1.56% 2.86 % Expected term 2.0 years 2.5 years Volatility 70.00% 60.00 % The risk-free interest rate was based on the U.S. Federal Reserve rate in effect as of the date of grant, which corresponds to the expected term of the award. The expected term was based on management’s estimated time to a transaction event, such as a sale, initial public offering, and recapitalization. The volatility was based on historical data for a group of peer companies for the expected term of the award. - 26 -

The following is the activity for the awards for the years ended December 31, 2019, 2018, and 2017:

	Series A Units	Fair Value per Unit	Series B Units	Fair Value per Unit	Series C Units	Fair Value per Unit	Series D Units	Fair Value Per Unit
Awards outstanding at December 31, 2016	28,845,525	$0.27	13,416,522	$0.13	10,911,028	$0.07	11,729,354	$0.04
Awards granted	1,074,333	0.27	499,690	0.13	406,374	0.07	436,852	0.04
Awards forfeited	(2,295,167)	0.27	(1,067,519)	0.13	(868,163)	0.07	(933,275)	0.04
Awards outstanding at December 31, 2017	27,624,691	0.27	12,848,693	0.13	10,449,239	0.07	11,232,931	0.04
Awards granted	462,434	0.27	363,411	0.13	295,545	0.07	317,711	0.04
Awards forfeited	(935,972)	0.27	(435,336)	0.13	(354,038)	0.07	(380,591)	0.04
Awards repurchased	(138,361)	0.27	(64,354)	0.13	(52,336)	0.07	(56,261)	0.04
Awards outstanding at December 31, 2018	27,012,792	0.27	12,712,414	0.13	10,338,410	0.07	11,113,790	0.04
Awards granted	10,348,663	0.19	7,222,792	0.08	5,873,956	0.04	6,314,505	0.02
Awards forfeited	(6,615,810)	0.19	(3,490,721)	0.08	(2,838,840)	0.04	(3,051,753)	0.02
Awards repurchased	(3,832,417)	0.19	(1,782,520)	0.08	(1,449,639)	0.04	(1,558,362)	0.02
Awards outstanding at December 31, 2019	26,913,228	0.19	14,661,965	0.08	11,923,888	0.04	12,818,180	0.02
Awards vested and expected to vest at December 31, 2019	26,913,228	0.19	14,661,965	0.08	11,923,888	0.04	12,818,180	0.02
Awards vested at December 31, 2019	16,846,088	0.19	8,238,188	0.08	6,699,732	0.04	7,201,176	0.02

The Company issues the respective equity units upon reaching the vesting date. The grant-date fair value of all unit awards granted under the Plan during the years ended December 31, 2019, 2018, and 2017, was $6.7 million, $0.2 million, and $0.2 million, respectively. During the years ended December 31, 2019, 2018, and 2017, the Company recognized $1.6 million, $2.5 million, and $2.5 million, respectively, of compensation expense for these awards. All compensation expense is included in service expense in the consolidated statements of operations. Unrecognized compensation expense related to the Plan as of December 31, 2019, was $5.2 million, which is expected to be recognized over a weighted-average period of 1.49 years. All awards are classified as equity.

11. COMMITMENTS AND CONTINGENCIES

Operating Leases—The Company leases office space in Arizona, California, Massachusetts, and Florida under operating leases that expire through 2027. These leases contain rent escalation clauses that have been factored into determining rent expense on a straight-line basis over the respective lease term. Rent expense under these leases totaled $3.6 million, $3.1 million, and $2.5 million for the years ended December 31, 2019, 2018, and 2017, respectively. The Company subleased its office space in California, for which it received income of $0.2 million and $0.1 million for the years ended December 31, 2018 and 2017, respectively. No rental income was received in 2019 as the sublease ended as of December 31, 2018, and the property is no longer occupied by the Company as of April 30, 2019. The Company has subleased its office space in Boston and will begin receiving rental income in 2020.

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In September 2012, the Company entered into a master lease agreement with a vehicle fleet service company. This agreement has a base term of one year and will continue indefinitely thereafter until canceled or terminated by either party. The minimum lease term for each vehicle is 367 days, beginning on the Company’s acceptance of the vehicle. Thereafter, the lease term may be renewed monthly for the lesser of the maximum lease term (up to 96 months) or the amortization term set in the respective vehicle order. Lease expense for the fleet lease was $4.2 million, $4.1 million, and $3.7 million, for the years ended December 31, 2019, 2018, and 2017, respectively. At December 31, 2019, the approximate future minimum rental payments under the noncancelable operating leases for the years ending December 31 are as follows (in millions, net of expected subleases): 2020 $ 8.0 2021 5.5 2022 5.3 2023 3.4 2024 1.0 Thereafter - Total $ 23.2 Capital Leases—The Company has capital leases for equipment and mobile clinics that expire through 2024. These leases are depreciated on a straight-line basis over the respective lease term. Depreciation expense under these leases totaled $0.5 million and $0.1 million for the years ended December 31, 2019 and 2018. At December 31, 2019, the gross amounts of assets recorded under equipment and mobile clinic capital leases were $81 thousand and $3.5 million, respectively. At December 31, 2019, the accumulated depreciation of assets recorded under equipment and mobile clinic capital leases was $16 thousand and $0.5 million, respectively. At December 31, 2019, the current-term and long-term liabilities related to capital leases were $0.6 million and $2.4 million, respectively, which are included in other short-term liabilities and other long- term liabilities, respectively. At December 31, 2019, the approximate future minimum lease payments under the capital leases for the years ending December 31 are as follows (in millions): 2020 $ 0.7 2021 0.7 2022 0.7 2023 0.7 2024 0.6 Total 3.4 Management fees (0.1) Imputed interest (0.4) Capital lease obligation $ 2.9 - 28 -

In connection with certain strategic operating decisions to downsize the HealthFair business, the Company has plans to early terminate several of the capital leases for mobile equipment and certain operating leases, which will require a cash outlay that exceeds the carrying value of the leases. As such, during 2019, the Company recorded a contingent liability of $1.9 million reflected within Accrued Liabilities-Current in the accompanying consolidated balance sheet and a corresponding charge to “Loss contingency” in the accompanying consolidated statement of operations. Of this total liability, $1.3 million relates to the termination of operating leases, and $0.6 million relates to the termination of capital leases. The Company expects to terminate the leases over the next several years. Severance Agreements—The Company has entered into employment and termination agreements with key personnel that obligate the Company for salary continuation upon termination without cause. The Company incurred $2.1 million, $0.8 million, and $0.5 million of severance costs for the years ended December 31, 2019, 2018, and 2017, respectively. At December 31, 2019 and 2018, the Company had $1.7 million and $0.2 million in accrued severance costs, respectively. In January 2020, the Company was notified by a client that they would not be providing membership in a certain geographic market. As services will no longer be provided in this area, the Company reduced the nurse practitioner workforce. Bonus Incentive Plan—In 2016, the Company implemented a bonus plan. Under the plan, an aggregate of $8.8 million was paid to certain employees, with 50% paid on the 60-day anniversary of the change of control transaction and the other 50% paid on the six-month anniversary of the transaction. Such amounts were subject to continued employment. The Company recognized $2.7 million of bonus expense and paid $4.4 million related to this plan for the year ended December 31, 2017. No expenses were incurred and no payments were made under the plan for the year ended December 31, 2019 and 2018, respectively. As of December 31, 2019 and 2018, the Company had no accrued liabilities related to this plan. Management Incentive Plan—The Company has a bonus incentive plan available for certain managers and executives of the Company. The bonus incentive plan is based on individual personal performance goals and the financial results of the Company, which include certain benchmark thresholds that are determined annually to establish a baseline pool of the amounts to be distributed to the eligible participants. If the Company does not meet the requirements as defined annually by the board of directors, the baseline pool is established for distribution based on a sliding scale. Further, the distribution of the bonus amounts is based at least in part on the individual performance of the eligible participants. For the years ended December 31, 2019, 2018, and 2017, the Company incurred $4.1 million, $2 million, and $1.5 million, respectively, of management incentive costs. At December 31, 2019 and 2018, the Company had $4.0 million and $2.2 million, respectively, in accrued management incentive costs. Cash Bonus Plan—In connection with Providence’s acquisition of CCHN on October 23, 2014, a seller-funded $5 million bonus pool was established for the benefit of certain Company employees. Plan amounts are held in escrow with escrow releases each time amounts are paid under the plan. Original awards under the plan are to be paid 25%, 25%, and 50% on the first, second, and third anniversaries of the acquisition. Amounts under the plan were reallocated upon forfeiture with reallocation awards paid on or before December 31, 2017. For the year ended 2017, the Company incurred $1.6 million of bonus expense. As of December 31, 2017, all such amounts have been paid. - 29 -

Laws and Regulations—The health care industry is subject to numerous laws and regulations of federal, state, and local governments. These laws and regulations include, but are not necessarily limited to, Medicare and Medicaid fraud and abuse, false claims, and disguised payments in exchange for the referral of patients. Government activity has continued with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by health care service providers. Violations of these laws and regulations could result in expulsion from government health care programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. Compliance with such laws and regulations can be subject to future government review and interpretations. The Health Insurance Portability and Accountability Act (HIPAA) was enacted on August 21, 1996, to ensure health insurance portability, reduce health care fraud and abuse, guarantee security and privacy of health information, and enforce standards for health information. Effective August 2009, the Health Information Technology for Economic and Clinical Health Act was introduced imposing notification requirements in the event of certain security breaches relating to protected health information. Organizations are required to be in compliance with HIPAA provisions and are subject to significant fines and penalties if found not to be compliant with the provisions outlined in the regulations. Legal—The Company is a party to certain legal actions against the Company arising in the ordinary course of business. The Company believes that potential liability, if any, under these claims will not have a material adverse effect on the consolidated financial position, results of operations, or cash flows. As of December 31, 2019, the Company is defending six open legal matters: One longstanding medical malpractice lawsuit that arose from operations involving a business that was discontinued in 2012; two EEOC discrimination charges, one Florida Civil Rights Act (FCRA) action; and two Telephone Consumer Protection Act (TCPA) class action lawsuits. The Company does not believe the aggregate amount of liability that could be reasonably possible with respect to these lawsuits would have a material adverse effect on its financial results. Additionally, the Company is a party to four lawsuits involving the acquisition of the HealthFair business, including one action filed by the Company against the HealthFair Sellers. On April 2, 2019, the Company filed suit against the HealthFair Sellers for breach of contract in connection with the Securities Purchase Agreement dated January 4, 2018. The HealthFair Sellers filed a counterclaim against the Company in that action. Discovery is ongoing in those cases. As of December 31, 2019, the Company believes that potential liability, if any, under these actions will not have a material adverse effect on the consolidated financial position, results of operations, or cash flows. Insurance—The Company has established and maintained a fully funded, no deductible workers’ compensation plan (in all states, except Ohio and Washington as stated previously). The Company also maintains a self-insured medical plan. Other health care benefits, such as vision and dental, remained fully insured. Determining reserves for losses in these self-insured programs involves significant judgments based upon the Company’s experience and expectations of future events, including projected settlements for pending claims, known incidents that may result in claims, estimate of incurred but not yet reported claims, estimated litigation costs, and other factors. Since these reserves are based on estimates, actual expenses may differ from the amount reserved. The Company had $77 thousand, $78 thousand, and - 30 -

$11 thousand of estimated workers’ compensation plan expenses and $1.4 million, and $0.7 million, and $0.8 million estimated medical plan expenses included in accrued liabilities at December 31, 2019 and 2018, respectively. ****** - 31 -